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                                                                    Exhibit 8.1

                 [Letterhead of Jones, Day, Reavis & Pogue]

                               July 28, 1998



Great Lakes REIT
823 Commerce Drive, Suite 300
Oak Brook, Illinois  60523


Ladies and Gentlemen:

          We have acted as special counsel to Great Lakes REIT, a Maryland real estate investment trust (the "Company"), in connection with the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-49499) as filed with the Securities and Exchange Commission on July 28, 1998 (the "Registration Statement"), and the Prospectus (the "Prospectus") included therein. In connection with the Registration Statement, you have requested our opinion regarding certain federal income tax matters related to the Company, as the successor in interest to Great Lakes REIT, Inc., a Maryland corporation (the "Corporation"), pursuant to the merger (the "Merger") of the Corporation with and into the Company on July 27, 1998, with the Company being the surviving entity. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Prospectus.

          In rendering our opinion, we have reviewed and relied upon (i) the Registration Statement (including the exhibits thereto) and the Prospectus and the documents incorporated therein by reference; (ii) the Charter of the Corporation, as amended through the date of the Merger (the "Charter"); (iii) the Bylaws of the Corporation, as amended through the date of the Merger (the "Corporation Bylaws"); (iv) the Amended and Restated Declaration of Trust of the Company, as amended through the date hereof (the "Declaration of Trust"); (v) the Bylaws of the Company, as amended through the date hereof; (vi) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 19, 1996, as amended by the First Amendment thereto, dated as of February 6, 1997 (the "Partnership Agreement"); (vii) that opinion of Ballard, Spahr, Andrews & Ingersoll, LLP, dated July 28, 1998, regarding the validity and enforceability of the terms and provisions of the Declaration of Trust; and (viii) such other documents, records, instruments and information provided by you as we have deemed necessary or appropriate for purposes of rendering the opinions contained herein.

          In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we have reviewed are true and correct, and that all of

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Great Lakes REIT
July 28, 1998
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the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed, with your consent, that each of the Company, the Corporation and the Operating Partnership at all times in the past has been organized and operated in the manner described in the Declaration of Trust, the Charter and the Partnership Agreement, respectively, and in the Prospectus and the documents incorporated therein by reference, and that each of the Company and the Operating Partnership will continue at all times in the future to be organized and operated in the manner described in the Declaration of Trust and the Partnership Agreement, respectively, and in the Prospectus and the documents incorporated therein by reference. For purposes of our review, we have also assumed, with your consent, the genuineness of all signatures on original or certified copies of documents we have examined, the legal capacity of natural persons, the authority of any individual or individuals who executed any such documents on behalf of any other person, the authenticity of all documents submitted to us as originals and the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies.

          For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in an officer's certificate (the "Officer's Certificate"), dated July 28, 1998, executed by a duly authorized officer of the Company and delivered to us. The representations contained in the Officer's Certificate generally relate to the formation, ownership and operation of the Company, the Corporation and the Operating Partnership. We have further assumed, with your consent, the accuracy of the statements and descriptions of the past activities of the Company, the Corporation and the Operating Partnership and the future intended activities of the Company and the Operating Partnership, in each case as described in the Prospectus and the documents incorporated therein by reference.

          We have assumed for purposes of this opinion, with your consent, that:
(i) the Corporation was duly incorporated, validly existing and in good standing under the laws of the State of Maryland until the effective time of the Merger;
(ii) the Company is duly formed, validly existing and in good standing under the laws of the State of Maryland; and (iii) the Operating Partnership is duly formed, validly existing and in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. In addition, if the Internal Revenue Service (the "IRS") were to challenge successfully certain operational aspects of the dividend reinvestment and share purchase plan that the Corporation maintained prior to January 1, 1996, we have assumed, with your consent, that the Company would have sufficient funds to pay and would use such funds to pay in a timely manner "deficiency dividends" (within the meaning of Section 860(f) of the Internal Revenue Code of 1986, as amended (the "Code")) to the holders of the Company's shares of beneficial interest, as well as accrued interest with respect to such "deficiency dividends" to the IRS, in an amount sufficient to satisfy, for each relevant taxable year, the annual distribution requirement set forth in Section 857(a)(1) of the Code applicable to

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Great Lakes REIT
July 28, 1998
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a "real estate investment trust" (a "REIT") under the Code and the Treasury
Regulations promulgated thereunder. The opinions set forth herein are based on the correctness of such assumptions.

          Our opinion is based upon the current provisions of the Code, the existing, temporary and currently proposed regulations promulgated thereunder by the Treasury Department, existing administrative rulings and practices of the IRS, and existing judicial decisions, all of which are subject to change at any time. It should be noted that future legislative, judicial or administrative actions, decisions or interpretations, which may or may not be retroactive in effect, could materially affect the opinions contained herein.

          Based upon the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

          1. Commencing with the Company's taxable year ended December 31, 1993, and for all taxable periods thereafter, the Company (as the successor in interest to the Corporation pursuant to the Merger) has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the Treasury Regulations promulgated thereunder, and the current and proposed organization and method of operation of the Company and the Operating Partnership, as described in the Prospectus and the documents incorporated therein by reference and as represented in the Officer's Certificate, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years.

          2. The Operating Partnership is properly classified as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a "publicly traded partnership" within the meaning of Section 7704 of the Code.

          3. The discussion contained in the Prospectus under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

          The qualification and taxation of the Company as a REIT depend upon the ability of the Company to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and the Treasury Regulations promulgated thereunder and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to holders of the Company's
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Great Lakes REIT
July 28, 1998
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shares of beneficial interest, and the diversity of ownership of the
Company's shares of beneficial interest. Jones, Day, Reavis & Pogue will not review the compliance of the Company with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company's distributions to holders of its shares of beneficial interest, and the diversity of ownership of the Company's shares of beneficial interest for any given taxable year will satisfy the requirements under the Code and the applicable Treasury Regulations for qualification and taxation as a REIT.

          In particular, we would note that, although the Corporation's Charter and the Corporation Bylaws contained certain restrictions on the ownership and transfer of the Corporation's capital stock that were intended to prevent concentration of stock ownership and to assist the Corporation in satisfying the gross income tests, they did not ensure that the Corporation in fact satisfied for each of its taxable years commencing prior to January 1, 1998 (i) the requirement set forth in Section 856(a)(6) of the Code (as in effect during such taxable years) that the Corporation not be closely held within the meaning of
Section 856(h) of the Code, and (ii) the 95% and 75% gross income tests set forth in Section 856(c)(2) and (3) of the Code, primarily as a result of the fact that the provisions in the Corporation's Charter, prior to its amendment and restatement on September 23, 1997, did not operate automatically to void any attempted transfer, acquisition or ownership of shares of the Corporation's stock that would result in the disqualification of the Company as a REIT, but instead required the Corporation's Board of Directors to take action to prohibit or deem to be null and void any such attempted transfer, acquisition or ownership of such shares or to purchase or redeem any such shares. Accordingly, there can be no assurance that the Board of Directors of the Corporation would have become aware of attempted transfers, acquisitions or ownership of shares of stock of the Corporation that would have caused the Corporation to fail to qualify as a REIT. Moreover, the restrictions on ownership and transfer contained in the Corporation Bylaws may not be enforceable against holders of shares of the Corporation's stock (which shares were subsequently converted into Common Shares pursuant to the Merger) who acquired their shares prior to the time that the restrictions were added to the Corporation Bylaws in February 1997. Any failure by the Corporation to qualify as a REIT prior to the effective time of the Merger would adversely affect the qualification of the Company, as the successor in interest to the Corporation pursuant to the Merger, as a REIT.

          Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Corporation or the Operating Partnership, or to any investment therein. An opinion of counsel is not binding on the IRS or the courts and there can be no assurance that the IRS or the courts will not take a contrary position with respect to some or all of the conclusions set forth above.

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Great Lakes REIT
July 28, 1998
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          The opinions expressed in this letter take into account laws, interpretations of laws, and facts known to us as of the date of this letter.
We undertake no responsibility to advise you of changes in laws or interpretations of laws or facts that come to our attention after the date hereof. Further, the opinions set forth above represent our conclusions based upon our review of the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts, or inaccuracy of such representations could affect the opinions referred to herein. Although we have made limited inquiries and investigations regarding certain factual matters that we have deemed to be necessary for purposes of rendering this opinion, we have not independently investigated all of the facts relevant to the matters discussed in this opinion.

          This opinion is being delivered to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus filed as a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Jones, Day, Reavis & Pogue